Exhibit 10.7

Danaher Corporation

Description of Compensation Arrangements for Certain Executive Officers

Following is a description of the compensation arrangements for each of the Company’s named executive officers and for each other executive officer who is also a member of the Company’s Board of Directors (the “officers”). The compensation arrangements consist of base salary, benefits and perquisites, and, for all officers other than Messrs. Steven M. Rales and Mitchell P. Rales, annual cash incentive compensation and equity awards. Except for Mr. Culp, who is party to an employment agreement with Danaher incorporated by reference to Exhibits 10.11 and 10.12 to Danaher’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Form 10-K”), each of the officers is an at-will employee of Danaher.

Base Salaries, Benefits and Perquisites

Name and Position	Base Salary
Steven M. Rales Chairman of the Board	$295,000
Mitchell P. Rales Chairman of the Executive Committee	$295,000
H. Lawrence Culp, Jr. President and Chief Executive Officer	$1,100,000
Patrick W. Allender Executive Vice President	$275,000
Daniel L. Comas Executive Vice President and Chief Financial Officer	$440,000
Philip W. Knisely Executive Vice President	$610,000
Steven E. Simms Executive Vice President	$610,000

On February 23, 2006, Danaher and Mr. Allender agreed that Mr. Allender would continue to serve as Executive Vice President of Danaher at a less than 40 hour per week basis, and that his base salary would be reduced to $275,000 per annum.

The officers are entitled to all benefits made generally available to Danaher associates. In addition, the perquisites provided to the officers consist primarily of term life insurance, reimbursement for club dues and tax preparation and financial planning services, parking, an automobile allowance, relocation costs, annual physical, and, with respect to Messrs. Culp and Allender, personal use of the Company plane when not in use for business purposes. In addition, Messrs. Steven M. Rales and Mitchell P. Rales are permitted to make personal use of designated Company office space and secretarial, tax and accounting services.

In addition, each officer (other than Messrs. Steven M. Rales and Mitchell P. Rales) participates in the Company’s Executive Deferred Incentive Program (“EDIP”), a shareholder-approved, non-qualified, unfunded deferred compensation program. The Company credits an amount to the officer’s EDIP account on an annual basis in accordance with the terms of the EDIP, which is incorporated by reference as Exhibit 10.5 the Form 10-K.

Annual cash incentive compensation

Annual cash incentive compensation awards are determined in accordance with the Danaher Corporation executive officer incentive compensation program, which is described in Exhibit 10.8 to the Form 10-K. For 2006, these objectives encompass objective, quantitative goals relating to Company and business unit financial results, including goals relating to revenue growth, operating profit improvement, earnings per share, working capital performance and operating performance, as well as subjective goals relating to Company, business-specific and department-specific business objectives.

Equity compensation

Awards of equity compensation are made in accordance with the Amended and Restated Danaher Corporation 1998 Stock Option Plan, which is attached as Exhibits 10.1 and 10.2 the on Form 10-K, or any successor stockholder-approved equity compensation plan.

Employment Agreements and Noncompete Agreements

All officers (other than Messrs. H. Lawrence Culp, Jr., Patrick W. Allender, Steven M. Rales and Mitchell P. Rales) are party to a Noncompetition Agreement, the form of which is attached as Exhibit 10.17 to the Form 10-K. With respect to Messrs. Culp and Allender, non-competition provisions are included in their employment agreement and retirement agreement, respectively. In addition, Mr. Allender is party to arrangements incorporated by reference to Exhibits 10.15 and 10.16 to the Form 10-K, Mr. Knisely is party to an arrangement incorporated by reference to Exhibit 10.13 to the Form 10-K, and Mr. Simms is party to an arrangement incorporated by reference to Exhibit 10.14 to the Form 10-K.